Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831

tel: 203 622-3131
fax: 203 622-6080

unitedrentals.com

UNITED RENTALS

APPOINTS WILLIAM PLUMMER AS CHIEF FINANCIAL OFFICER

Greenwich, Conn. – November 24, 2008 - United Rentals, Inc. (NYSE:URI) today announced that it has appointed William B. Plummer as Chief Financial Officer, effective December 1, 2008.

Mr. Plummer brings more than two decades of financial leadership experience to United Rentals, most recently as Chief Financial Officer of Dow Jones & Company. In that role, he set policy for its global finance and corporate strategy functions. Prior to Dow Jones, Mr. Plummer was Vice President and Treasurer of Alcoa Inc., where he was responsible for global treasury policy and relationship management with commercial and investment banks. He has also held similar executive positions at Mead Corporation and General Electric Capital Corporation.

Mr. Plummer will replace Martin E. Welch, who will be leaving after a three-year tenure in which he was instrumental in strengthening the company’s capital structure and financial reporting systems. Mr. Welch, who is leaving to pursue other opportunities, has agreed to stay on for a transition period and to help close the company’s books for 2008.

“We are delighted that Bill has agreed to join United Rentals,” said Michael J. Kneeland, CEO and president. “He brings a proven track record that clearly demonstrates a deep understanding of the financial processes that will help us create business and financial metrics to further drive profitable growth. I look forward to working closely with Bill as a key member of our senior management team. At the same time, we are grateful to Marty Welch for all he has contributed to our company since 2005 and wish him all possible success in his future endeavors.”

“I am thrilled about joining United Rentals,” Mr. Plummer said. “In a little more than 10 years, the company has become the leader in equipment rental, building an impressive geographic footprint in an industry that can expect further growth as the benefits of rental become even more compelling. I am also excited about the opportunity to work with Mike Kneeland and his team as we steer the company through the current economic headwinds and position it as an even stronger industry leader in the years ahead.”

Mr. Plummer serves as a director of John Wiley & Sons, Inc. and is chairman of its audit committee. He is a graduate of the Massachusetts Institute of Technology, where he earned both a BS and a MS in aeronautics and astronautics, and is also a graduate of Stanford University’s Graduate School of Business, where he earned an MBA. He is a resident of Greenwich, Conn.

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      Rentals • Sales • Service • Supplies

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 650 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 10,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.3 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (2) non-residential construction spending, or governmental funding for infrastructure and other construction projects, may not reach expected levels, (3) we may not always have access to capital that our businesses or growth plans may require, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (5) rates we can charge and time utilization we can achieve may be less than anticipated, (6) costs we incur may be more than anticipated, including by having expected savings not be realized in the amounts or time frames we have planned, (7) competition in our industry for talented employees is intense, which can affect our employee costs and retention rates, (8) we have incurred additional significant leverage in connection with our completed share repurchase transactions, which leverage requires us to use a substantial portion of our cash flow for debt service and will constrain our flexibility in responding to unanticipated or adverse business conditions, (9) we are subject to purported class action lawsuits and derivative actions filed in light of the recently-settled SEC inquiry and additional purported class action lawsuits relating to the terminated merger transaction with Cerberus affiliates, and there can be no assurance as to their outcome or any other potential consequences thereof for us, and (10) we may incur additional significant costs and expenses (including indemnification obligations) in connection with the purported class action lawsuits and derivative actions referenced above, the U.S. Attorney’s Office inquiry, or other litigation, regulatory or investigatory matters, related to the foregoing or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

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Contact:
Fred Bratman
(203) 618-7318
cell: (917) 847-4507
fbratman@ur.com